Exhibit 1

AUDITED BALANCE SHEETS OF AMRES AS OF JUNE 30, 1999 AND 1998, AND THE RELATED STATEMENTS OF OPERATIONS, STOCKHOLDER'S EQUITY AND CASH FLOWS FOR THE YEARS ENDED JUNE 30, 1999 AND JUNE 30, 1998



                 INDEPENDENT AUDITORS REPORT DATED JUNE 30, 1998

                          Independent Auditors' Report

                          ----------------------------

Board of Directors
AMERICAN RESIDENTIAL FUNDING, INC.

We have audited the accompanying balance sheet of American Residential Funding, Inc. as of June 30, 1998, and the related income statement and statement of cash flows for the five months then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Residential Funding, Inc. as of June 30, 1998, and the results of its operations and its cash flows for the five months then ended in conformity with generally accepted accounting principles.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated July 1, 1998, on our consideration of American Residential Inc.'s internal control structure, and report dated July 1, 1998, on its compliance with specific requirements applicable to major HUD programs, specific requirements applicable to Affirmative Fair Housing, and specific requirements applicable to nonmajor HUD program transactions.

                                  By:  /s/  Hukriede, Walsh & Associates
                                     -----------------------------------------
                                            Hukriede, Walsh & Associates, CPAs

July 1, 1998
Westminster, California

                       AMERICAN RESIDENTIAL FUNDING, INC.
                                  BALANCE SHEET
                               AS OF JUNE 30, 1998

ASSETS
------

Current Assets:
--------------
     Cash and Cash Equivalents                                   $    130,000
                                                                 ------------
                              Total Current Assets                    130,000

Other Assets:
------------
     Organization Costs                                                 2,285
                                                                 ------------
                              Total Assets                       $    132,285
                                                                 ============



LIABILITIES AND EQUITY
----------------------

Stockholder's Equity:
--------------------
Common Stock no par value:
     25,000 shares authorized, 5,000 issued and outstanding      $    130,000
Additional Paid-In Capital                                              2,285
                                                                 ------------
                              Total Stockholder's Equity              132,285


                                                                 ------------

                              Total Liabilities & Equity         $    132,285
                                                                 ============


          The accompanying notes are integral parts of this statement.

                       AMERICAN RESIDENTIAL FUNDING, INC.
                                INCOME STATEMENT
                    FOR THE ELEVEN MONTHS ENDED JUNE 30, 1998


REVENUES:
--------
                                                            -----------
                              Total Revenue                 $         0
                                                            -----------

EXPENSES
--------
                                                            -----------
                              Total Expenses                $         0
                                                            -----------

                                                            -----------
NET INCOME                                                  $         0
----------                                                  ===========


        The accompanying notes are integral parts of this statement.

                       AMERICAN RESIDENTIAL FUNDING, INC.
                             STATEMENT OF CASH FLOWS
                    FOR THE ELEVEN MONTHS ENDED JUNE 30, 1998


Cash Flows from Operating Activities:
------------------------------------


     Net Income                                                    $         0
     Adjustments to Reconcile Net Income to Net Cash
     Decrease (Increase) in Assets:
          Organization Costs                                            (2,285)
     (Decrease) Increase in Liabilities:
                                                                   -----------
                    Cash Provided by Operations                    $    (2,285)
                                                                   -----------

Cash Flows Used By Investing Activities:

                    Cash Flows Used by Investing Activities        $         0
                                                                   -----------

Cash Flows Used By Financing Activities:
---------------------------------------
     Capital Contributions                                             132,285
                                                                   -----------
                    Cash Flows Provided from Financing Activities  $   132,285

                                                                   -----------
Net Increase in Cash                                               $   130,000
Cash at Beginning of Year                                                    0

                                                                   -----------

Cash at End of Year                                                $   130,000
                                                                   ===========


          The accompanying notes are integral parts of this statement.

                        AMERICAN RESIDENTIAL FUNDING, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                  JUNE 30, 1998

ORGANIZATION
------------
The Corporation was incorporated in the State of Nevada on March 13, 1998, under the name American Residential Funding Inc. The company will be principally engaged as a mortgage broker in the real estate industry. As of this date, there has been no revenue generating activity in the company's principal line of business.

ACCOUNTING POLICIES
-------------------
Income and expenses will be reported on a accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred whether or not cash is received or paid out at that time. In concurrence with industry practice, loan fees and commissions are recognized when the related loans are funded by the primary lenders.

CASH AND INVESTMENTS
--------------------
For purposes of reporting cash flows, cash and cash equivalents include debt and equity instruments purchased with a maturity of three months or less.

             INDEPENDENT AUDITORS REPORT DATED JUNE 30, 1999


                        Report of Independent Accountants

Board of Directors
American Residential Funding, Inc.

We have audited the accompanying balance sheet of American Residential Funding, Inc. as of June 30, 1999, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of American Residential Funding, Inc. as of June 30, 1999, and the results of its operations, changes in stockholders' equity, and cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supporting information included in the report (shown on pages 10 through 15) are presented for the purposes of additional analysis and are not a required part of the basic financial statements of American Residential Funding, Inc. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a reports dated September 7,


1999, on our consideration of American Residential Funding, Inc. internal control structure, its compliance with specific requirements applicable to major HUD programs and non-major HUD program transactions.

                                    By:  /s/  Hukriede, Walsh & Associates
                                          -------------------------------------
                                              Hukriede, Walsh & Associates, CPAs

September 7, 1999
Westminster, California

                       American Residential Funding, Inc.
                                  Balance Sheet
                                  June 30, 1999

                                     ASSETS

Current Assets

     Cash                                              $    105,317
     Commissions Receivable                                 128,325
     Advances to Employees                                    8,525
     Investments                                            600,000
     Notes Receivable                                       100,000
                                                       ------------

          Total Current Assets                              942,168
                                                       ------------

Property and Equipment

     Computers and Equipment                                 17,343
     Office Furniture & Fixtures                              1,405
     Accumulated Depreciation                                (2,225)
     Organization Costs                                      31,070
     Accumulated Amortization                                (3,006)
                                                       ------------

          Total Property and Equipment                       44,588
                                                       ------------

Other Assets

     Deposits                                                   572
     Investments                                             40,000
                                                       ------------

          Total Other Assets                                 40,572
                                                       ------------

               Total Assets                            $  1,027,327
                                                       ============


         The accompanying report and notes are an integral part of this financial statement.

                       American Residential Funding, Inc.
                                  Balance Sheet
                                  June 30, 1999


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                         LIABILITIES

Current Liabilities
     Commissions Payable                                    $    95,794
     Accounts Payable                                            25,517
     Accrued Expenses Payable                                    28,745
     Contracts Payable                                           18,500
     Taxes Payable                                                  800
                                                            -----------

          Total Current Liabilities                             167,356
                                                            -----------

Long-Term Liabilities
     Deferred Taxes Payable                                         746
     Notes Payable                                              150,000
                                                            -----------

          Total Long-Term Liabilities                           150,746
                                                            -----------

               Total Liabilities                                318,102
                                                            -----------

                    SHAREHOLDERS' EQUITY

Shareholders' Equity
     Common Stock                                               105,000
     Preferred Stock                                            600,000
     Retained Earnings                                            4,225
                                                            -----------

               Total Shareholders' Equity                       709,225
                                                            -----------

               Total Liabilities and Shareholders' Equity   $ 1,027,327
                                                            ===========


               The accompanying report and notes are an integral
                       part of this financial statement.



                                        American Residential Funding, Inc.
                                         Statement of Stockholders' Equity
                                         For the Year Ended June 30, 1999





                                   Common Stock       Preferred       Additional       Retained           Total
                                                        Stock        Paid-in-Capital   Earnings

Balance, July 1, 1998            $    130,000         $       0         $ 2,285        $      0          $132,285

Preferred Stock issued                      0           600,000               0               0           600,000

Stock shares redeemed                 (25,000)                0          (2,285)              0           (27,285)

Net income(loss)                            0                 0               0           4,225             4,225

Balance, June 30, 1999           $    105,000         $ 600,000               0        $  4,225          $709,225


                  The accompanying report and notes are an integral part of this financial statements

                       American Residential Funding, Inc.
                                Income Statement
                       For the Periods Ended June 30, 1999

REVENUES                                                        $    3,547,933
                                                                --------------


EXPENSES

     Advertising and Marketing                                          20,819
     Amortization and Depreciation                                       5,231
     Automobile and Travel                                              15,688
     Commissions and Fees                                            2,304,227
     Consulting and Contractors                                         58,339
     Credit Reports                                                     22,556
     Directors Fees                                                      2,750
     Dues and Subscriptions                                             12,893
     Equipment                                                          16,331
     Insurance                                                          40,881
     Interest                                                            3,088
     Miscellaneous                                                       7,100
     Office Supplies                                                    44,973
     Officer Compensation                                              131,100
     Postage and Delivery                                               14,068
     Professional Development                                           11,113
     Professional Fees                                                  50,475
     Rent                                                              125,660
     Repairs and Maintenance                                            11,719
     Salaries and Benefits                                             536,351
     Taxes and Licenses                                                  3,319
     Telephone                                                          62,392
     Travel and Entertainment                                            9,068
     Utilities                                                          10,925
     Gain (Loss) on Acquisitions                                        20,294
                                                                --------------
          Total Expenses                                             3,541,361

NET INCOME BEFORE TAXES                                                  6,571

     Provision for Income Taxes                                          2,346

NET INCOME                                                      $        4,225
                                                                ==============


                The accompanying report and notes are an integral
                        part of this financial statement.

                       American Residential Funding, Inc.
                             Statement of Cash Flows
                        For the Year Ended June 30, 1999




CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                  $   4,225
   Adjustments to reconcile net income (loss)
      to net cash provided by (used in) operating activities:
   Depreciation                                                           2,225
   Amortization                                                           3,006
   Changes in assets and liabilities:
    (Increase) decrease in trade receivables                           (136,850)
    (Increase) decrease in deposits                                        (572)
    Increase (decrease) in accounts payable and accrued expense         166,556
    Increase (decrease) in deferred taxes payable                           746
    Increase (decrease) in income taxes payable                             800
                                                                      ---------
      Net cash provided by (used in) operating activities                40,136
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investments                                                           (40,000)
  Notes Receivable                                                     (100,000)
  Organization Costs                                                    (28,785)
  Purchase of property and equipment                                    (18,748)
                                                                      ---------
      Net cash provided by (used in) investing activities              (187,533)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                                    150,000
  Redemption of common stock                                            (27,285)
                                                                      ---------
      Net cash provided by (used in) financing activities               122,715
                                                                      ---------

Net increase (decrease) in cash and cash equivalents                    (24,683)
Cash balance - beginning of period                                      130,000
                                                                      ---------
Cash balance - end of period                                          $ 105,317
                                                                      =========


               The accompanying report and notes are an integral
                       part of this financial statements

                       AMERICAN RESIDENTIAL FUNDING, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1999

ORGANIZATION

American Residential Funding, Inc. is a Nevada corporation organized March 13, 1998. The Company is a HUD-approved Title I and Title II loan correspondent, licensed by the Department of Real Estate. American Residential Funding, Inc. originates and sells HUD-insured mortgages and conventional loans. These loans are sold to financial institutions or other entities who securitize loans for investments.

ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The financial statements of the Company are prepared using the accrual basis of accounting whereas revenues are recognized when earned and expenses are recognized when incurred. This basis of accounting conforms to generally accepted accounting principles.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

INVESTMENTS

The Corporation has purchased 100,000 shares common stock of a publicly traded company which are classified as available-for-sale equity securities reported in accordance with FASB 115. Investment shares are held by a Trustee and have been irrevocably assigned to American Residential Funding, Inc.. The investment is reported at the lower of cost or market. The fair market value, $600,000, is based on quoted market prices as of June 30, 1999. The stock is restricted under the Securities and Exchange Commission Ruling 144.

American Residential Funding, Inc. has invested $40,000 in a related company, reported at cost.

                       AMERICAN RESIDENTIAL FUNDING, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1999

NOTES RECEIVABLE

As of June 30, 1999, the Company holds a 12 month unsecured note receivable from a related company in the amount of $100,000 bearing 12% interest, principal and interest due June 15, 2000.

AMORTIZATION AND DEPRECIATION

Fixed assets are recorded at cost. Depreciation expense is computed under the straight line method over the useful lives of the assets. Organization costs are amortized under the straight line method over five years.

CONTRACTS PAYABLE

The Company has entered into a acquisition agreement with another company providing for the purchase of the sebsequent income generated, assets and obligations of an existing mortgage originating organization with monthly payments due of $2,750 through November 15, 1999.

NOTES PAYABLE

American Residential Funding, Inc. holds a $150,000 note payable to a related company bearing 5% interest, principal and interest payable April 1, 2005.

STOCKHOLDERS' EQUITY

The components of stockholders' equity are as follows:

Preferred Stock consists of Class A shares of non-redeemable preferred stock at no par value, 5% interest, cumulative. There are 20,000 shares authorized; 12,000 shares are issued and outstanding. Class A Preferred shares are convertible to common stock.

The Corporation has authorized 5,000 shares of no par common stock, with 5,000 shares issued and 4,038 shares outstanding. During fiscal year end June 30, 1999, the company redeemed 962 shares at cost.

                       AMERICAN RESIDENTIAL FUNDING, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1999

TREASURY STOCK

The Company has purchased, in the current fiscal year ended, 962 shares of American Residential Funding, Inc. common stock, at a total cost of $27,285.

INCOME TAXES

The Company uses different depreciation methods for financial reporting of fixed assets than for income tax reporting. These timing differences results in a tax deferral for the year ended June 30, 1999. The Company has accrued a minimum franchise tax expense of $800 to the State of California and has accrued a deferred federal tax liability of $746 for the fiscal year end June 30, 1999.

COMMITMENTS AND CONTINGENCIES

The Company has entered into various employment agreements with management individuals. The agreements require the Company to pay these parties (in aggregate) $120,000 per year over a period of three years, various other incentives, stock options and other commission arrangements based upon performance.

LEASE OBLIGATIONS

The Company has entered into noncancelable operating lease agreements and real estate lease agreements. The following is a schedule of future minimum rental payments required under the leases as of June 30, 1999.

     Period Ended June 30                              Amount
     --------------------                              ------

            2000                                      $20,506
            2001                                        8,184
            2002                                        8,184
            2003                                        2,046
                                                      -------
            Total                                     $38,920
                                                      =======